Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 1, 2008, by and between REPUBLIC SERVICES, INC., a Delaware corporation (the “Company"), and MICHAEL J. CORDESMAN (the “Employee”).
     Capitalized terms not defined herein shall have the meaning ascribed thereto in the Employment Agreement (as defined below).
     WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Employment Agreement dated February 27, 2007 (the “Employment Agreement”); and
     WHEREAS, the parties mutually desire to amend certain terms and conditions of the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual recitals and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Section 2(k) of the Employment Agreement is hereby amended by adding the following after the last sentence of such Section:

“Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Code Section 409A”) (a) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (b) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company’s policies and procedures regarding such reimbursement of expenses.”

2.	Section 3(c) of the Employment Agreement is hereby amended by deleting the definition of “Good Reason” in its entirety and replacing it with the following:

““Good Reason” shall mean the occurrence of one of the following conditions without the consent of the Employee: (i) the Company has materially reduced the duties and responsibilities of Employee to a level not appropriate for an officer of a publicly-traded company holding the position provided for in Section 1(a), (ii) the Company has breached any material provision of this Agreement, (iii) Company has reduced Employee’s annual Adjusted Salary by more than 10% from the prior Fiscal Year (nothing in this clause implies that the Company may reduce Employee’s Adjusted Salary below the levels provided for in Section 2(a)), or (iv) Employee’s office is relocated by the Company to a location which is not located within the Florida counties of Miami-Dade, Broward or Palm Beach. Notwithstanding the foregoing, Employee shall not be deemed to have terminated this Agreement for Good Reason unless: (i) the Employee terminates this Agreement no later than 2 years following the initial existence of one or more of the above referenced conditions; and (ii) Employee provides to the Company a written notice of the existence of the above-referenced condition(s) within 90 days following the initial existence of such condition(s) and the Company fails to remedy such condition(s) within 30 days following the receipt of such notice.”

3.	Section 3(c) of the Employment Agreement is hereby further amended to provide that Employee shall be paid the balance of all amounts credited or eligible to be credited to Employee’s deferred compensation account in accordance with the terms of the applicable arrangement.

4.	Section 3(d) of the Employment Agreement is hereby amended to provide that Disability shall not be deemed to occur unless it constitutes a “disability”, as such term is defined in Code Section 409A.

5.	Section 4(a) of the Employment Agreement is hereby amended to clarify that the balance of all amounts credited or eligible to be credited to Employee’s deferred compensation account, which shall be paid in accordance with the terms of the applicable arrangement .

6.	Section 4(b) of the Employment Agreement is hereby amended to provide that a Change of Control of the Company shall not be deemed to occur unless the event(s) that causes such Change of Control also constitutes a “change in control event”, as such term is defined in Code Section 409A.

7.	Section 23 of the Employment Agreement is hereby amended by deleting it in its entirety and replacing it by the following:

“23. Code Section 409A.
          (a) General. It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).
          (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made upon Employee incurring a “separation from service” within the meaning of Code Section 409A.

          (c) Six Month Delay for Specified Employees. If Employee is a “specified employee,” as that term is defined for purposes of Code Section 409A, then no payment or benefit that is payable on account of Employee’s “separation from service”, as that term is defined for purposes of Code Section 409A, shall be made before the date that is six months after Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A and such deferral is required to comply with the requirements of Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
          (d) No Acceleration of Payments. Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
          (e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (f) Tax Gross-Ups. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitute deferral of compensation under Code Section 409A, to reimburse the Employee in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to the service provider by the Company, including the amount of additional taxes imposed upon Employee due to the Company’s payment of the initial taxes on such compensation, shall be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.”
8.	The Employment Agreement is hereby amended to provide that unless otherwise specified in the appropriate Section, the payments described in Sections 3(a) and 3(c) shall be made within thirty (30) days following the termination of Employee’s employment.

9.	Except as otherwise specifically amended herein, the terms and provisions of the Employment Agreement remain in full force and effect. This Amendment may be executed in counterparts.
[SIGNATURES ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Employee and by a duly authorized officer of the Company as of the date first above written.

EMPLOYEE:
/s/ Michael J. Cordesman
Michael J. Cordesman

REPUBLIC SERVICES, INC.
By:	/s/ Harris W. Hudson
Its: Vice Chairman

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